Exhibit 10.1

TEXT MARKED BY [* * *] HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

ZIMETA™ (DIPYRONE INJECTION)
COMMERCIAL MANUFACTURE AND SUPPLY AGREEMENT

June 21, 2017

- .

TABLE OF CONTENTS
Page

ARTICLE 1	DEFINITIONS AND INTERPRETATION 1

1.1	Definitions 1

1.2	Currency 6

1.3	Sections and Headings 6

1.4	Singular Terms 6

1.5	Exhibits 6

ARTICLE 2	CORDEN’S MANUFACTURING SERVICES 6

2.1	Manufacturing Services 6

ARTICLE 3	KINDREDBIO’S OBLIGATIONS 8

3.1	KindredBio Requirements 8

3.2	Payment 8

3.3	Active Material and Qualification of Additional Sources of Supply 8

ARTICLE 4	PRICE 8

4.1	First Year price 8

4.2	Subsequent Year Pricing 9

ARTICLE 5	PRICE ADJUSTMENTS 9

5.1	Price Adjustments Due to Technical Changes 9

5.2	Multi-Country Packaging Requirements 10

ARTICLE 6	ORDERS, SHIPMENT, INVOICING, PAYMENT 10

6.1	Forecasts and purchase orders 10

6.2	Corden Fulfillment of Forecasts 11

i
- .

TABLE OF CONTENTS (cont.)
Page

6.3	Supplemental Orders 11

6.4	Corden Failure to Supply 11

6.5	Competing Product 11

6.6	Shipment 11

6.7	Late Delivery 11

6.8	Invoices and Payment 12

ARTICLE 7	PRODUCT CLAIMS AND RECALLS 13

7.1	Product Claims 13

7.2	Product Recalls and Returns 14

7.3	Corden’s Responsibility for Non-Conforming and Recalled Product 14

7.4	Disposition of Defective or Recalled Product 15

7.5	Sole Remedy 16

ARTICLE 8	CO-OPERATION 16

8.1	Quarterly Review 16

8.2	Governmental Agencies 16

8.3	Records and Accounting by Corden 16

8.4	Inspection of Records 16

8.5	Access 16

8.6	Notification of Regulatory Inspections 17

8.7	Reports 18

8.8	Regulatory Filings 18

8.9	QA Agreement 19

ii
- .

TABLE OF CONTENTS (cont.)
Page

ARTICLE 9	TERM AND TERMINATION 19

9.1	Term 19

9.2	Termination for Cause 19

9.3	Product Discontinuation 20

9.4	Obligations on Termination 20

ARTICLE 10	REPRESENTATIONS, WARRANTIES AND COVENANTS 21

10.1	Authority 21

10.2	KindredBio Warranties 21

10.3	Corden Warranties 22

10.4	Debarred Persons 23

10.5	Permits 23

10.6	No Warranty 23

ARTICLE 11	REMEDIES AND INDEMNITIES 23

11.1	Consequential Damages 23

11.2	Corden Indemnity 23

11.3	KindredBio Indemnity 24

ARTICLE 12	CONFIDENTIALITY 24

12.1	Confidential Information 24

12.2	Use of Confidential Information 25

12.3	Exclusions 25

12.4	Photographs and Recordings 26

12.5	Permitted Disclosure 26

iii
- .

TABLE OF CONTENTS (cont.)
Page

12.6	Return of Confidential Information 26

12.7	Remedies 26

ARTICLE 13	DISPUTE RESOLUTION 26

13.1	Dispute Resolution 26

ARTICLE 14	INTELLECTUAL PROPERTY 28

14.1	Intellectual Property 28

14.2	Inventions 28

14.3	Trademark Rights 29

ARTICLE 15	MISCELLANEOUS 29

15.1	Insurance 29

15.2	Independent Contractors 29

15.3	No Waiver 29

15.4	Assignment 30

15.5	Force Majeure 30

15.6	Notices 30

15.7	Severability 31

15.8	Entire Agreement 31

15.9	Other Terms 31

15.10	No Third Party Benefit or Right 32

15.11	Execution in Counterparts 32

15.12	Use of KindredBio Name 32

15.13	Governing Law 32

iv
- .

TABLE OF CONTENTS (cont.)
Page

v
- .

THIS ZIMETA™ (DIPYRONE INJECTION) COMMERCIAL MANUFACTURE AND SUPPLY AGREEMENT (this “Agreement”) is made as of June 21, 2017 (the “Effective Date”) between Kindred Biosciences, Inc., a Delaware corporation (“KindredBio”), and Corden Pharma S.p.A, an Italian shared company (“Corden”).
ARTICLE 1
DEFINITIONS AND INTERPRETATION
1.1    Definitions. The following terms used herein will have the respective meanings set out below, and grammatical variations of these terms will have corresponding meanings:
“Active Material” or “API” means metamizole sodium monohydrate, as specified in accordance with the Specifications, to be purchased by Corden from [* * *], [* * *] or any other supplier with KindredBio’s prior written approval (“API Supplier”);
“Affiliate” means, with respect to a Party any company, partnership or other entity which directly or indirectly controls, is controlled by or is under common control with the relevant Party. “Control” for this purpose means the direct or indirect ownership of more than fifty percent (50%) of the outstanding capital stock or issued share capital of the Party or the legal power to direct or cause the direction of the general management and policies of the Party, whether through the ownership of voting securities, by contract, or otherwise.
“Annual Minimum” has the meaning specified in Section 3.1;
“Annual Report” means the annual report to the FDA prepared by KindredBio regarding the Product as described in Title 21 of the United States Code of Federal Regulations, Section 314.81(b)(2);
“Applicable Laws” means the applicable provisions of any and all national, supranational, regional, state, provincial, county and local laws, statutes, treaties, ordinances, regulations, rules, administrative codes, guidance, ordinances, by-laws, judgments, decrees, directives, injunctions, permits (including marketing approvals) or orders of or from any Authority having jurisdiction over or related to the subject item;
“Authority” means any governmental or regulatory authority, department, body or agency or any court, tribunal, bureau, commission or other similar body, whether national, supranational, regional, state, provincial, county or local;
“Batch” means a specific quantity of the Product that is intended to have uniform character and quality, within specified limits, and is produced from a single run of the Manufacturing Process;
“Breach Notice” will have the meaning specified in Section 8.2(a);
“Business Day” means a day other than a Saturday, Sunday or a day that is a statutory holiday in the jurisdiction where the Manufacturing Site is located or in the State of California;

1
- .

Exhibit 10.1

“cGMPs” means, as applicable, current good manufacturing practices as described in:
(a)    Division 2 of Part C of the Food and Drug Regulations (Canada);
(b)    EC Directive 2003/94EC;
(c)    Parts 210 and 211 of Title 21 of the United States’ Code of Federal Regulations; and
(d)    ICH guidelines.
together with the latest Health Canada, EMA and FDA guidance documents pertaining to manufacturing and quality control practice, all as updated, amended and revised from time to time, and any foreign equivalent current good manufacturing practices which may apply to the Manufacturing Site or be applicable to Product which the Parties agree may be sold outside of the Territory, as well as any cGDP requirements (if applicable), where cGDP means, that part of quality assurance which ensures that the quality of products is maintained throughout all stages of the supply chain from the site of manufacturer to the person authorised or entitled to supply such products to the public in accordance with applicable EMA directives and guidance documents;
“Certificate of Analysis” means, with respect to a Batch, a statement setting forth the measured and observable characteristics of the Product from the Batch, as required by the Specifications, as dated, signed and provided to KindredBio by Corden prior to delivery of the Product;
“Certificate of Compliance” means a statement signed by Corden that certifies that a Batch was manufactured, tested, packaged and stored in accordance with cGMPs and all other Applicable Laws;
“Certificate of Manufacture” means a document identified as such and provided by Corden to KindredBio which attests that a specific lot of Products has been produced in accordance with the Specifications.
“Claims” has the meaning specified in Section 10.3;
“CMC” has the meaning specified in Section 7.8(c);
“CVM” means the FDA’s Center for Veterinary Medicine.
“Competing Product” means a pharmaceutical drug containing the API for animal health and veterinary applications, including such applications for the equine market, and which is not the Product.
“Components” means, collectively, all packaging components, raw materials, excipients, ingredients, and other materials other than Active Material, including labels, product inserts and

2
- .

Exhibit 10.1

other labelling for the Product, required to manufacture the Product in accordance with the Specifications;
“Confidential Information” has the meaning specified in Section 11.1;
“Corden Indemnitees” has the meaning specified in Section 10.4;
“Corden Intellectual Property” means Intellectual Property generated or derived by Corden before performing any Manufacturing Services, or developed by Corden while performing the Manufacturing Services or otherwise generated or derived by Corden in its business which Intellectual Property is not KindredBio Intellectual Property;
“Deficiencies” has the meaning specified in Section 7.8(d);
“Deficiency Notice” has the meaning specified in Section 6.1(a);
“Delivery Date” means the date scheduled for Corden to release the Product for shipment to KindredBio as specified in the Product purchase order or as the Parties may otherwise agree;
“Delivery Documentation” has the meaning specified in Section 2.1(b);
“Disclosing Party” has the meaning specified in Section 11.1;
“Deviation” means a departure from an established quality standard, including, but not limited to, that set forth in the QA Agreement, cGMP standard operating procedure, manufacturing work order, packaging order, raw material or product specification, analytical control procedure, equipment maintenance schedule, or any unusual occurrence that could affect the safety, identity, strength, quality or purity of the Product. Deviations may be either anticipated or unanticipated departures from established quality standards;
“Effective Date” means the date specified in the introduction to this Agreement;
“EMA” means the European Medicines Agency or any successor agency thereto which may regulate pharmaceutical products;
“FCA” has the meaning as set forth in the 2010 edition of the International Commercial Terms published by the International Chamber of Commerce, as amended or modified from time to time (Incoterms 2010);
“FDA” means the United States Food and Drug Administration or any successor agency thereto which may regulate pharmaceutical products;
“For-Cause Audit” means an audit performed to investigate a specific quality failure or process deviation and/or to prepare for a regulatory inspection.
“Force Majeure Event” has the meaning specified in Section 14.5;

3
- .

Exhibit 10.1

“Forecast” has the meaning specified in Section 5.1(a).
“Health Canada” means the section of the Canadian Government known as Health Canada and includes, among other departments, the Veterinary Drugs Directorate, the Therapeutic Product Directorate and the Health Products and Food Branch Inspectorate or any successor agency thereto which may regulate pharmaceutical products;
“Intellectual Property” means any and all rights in patents, patent applications, formulae, trademarks, trademark applications, trade-names, Inventions, copyrights, industrial designs, trade secrets, and know how including all biological, chemical, biochemical, toxicological, pharmacological and metabolic material and information and data relating thereto and formulation, clinical, analytical and stability information and data which have actual or potential commercial value and are not available in the public domain;
“Invention” means any and all information, results, data, innovation, improvement, development, discovery, computer program, device, trade secret, method, know-how, process, technique or the like, whether or not written or otherwise fixed in any form or medium, regardless of the media on which it is contained and whether or not patentable or copyrightable;
“Inventory” means all inventories of Finished Product, Components, Active Material, and work-in-process produced or held by Corden for the manufacture of the Product;
“KindredBio Indemnitees” has the meaning specified in Section 10.3;
“KindredBio Intellectual Property” means Intellectual Property generated or derived by KindredBio or any of its Affiliates before entering into this Agreement or independent of this Agreement, or by Corden or any of its Affiliates while performing services under the MDA (including the Manufacturing Process) or any Manufacturing Services or otherwise generated or derived by Corden or any of its Affiliates, which Intellectual Property is directly related to, specific to, or dependent upon, the Active Material or the Product;
“KindredBio Property” has the meaning specified in Section 8.4(e);
“Late Delivery” has the meaning specified in Section 5.5(b);
“Latent Defect” means a defect in the Product that was not, and could not reasonably be expected to have been, found by exercise of ordinary care by following the Specifications or by visual inspection of the Product at Delivery;
“Late Product” means the Product ordered under a purchase order that is not delivered on the Delivery Date;
“Losses” has the meaning specified in Section 10.3;
“Manufacturing Process” means the process validated under the MDA for the manufacture of the Product and any changes thereto agreed upon by the Parties in writing;

4
- .

Exhibit 10.1

“Manufacturing Services” means the manufacturing, quality control, quality assurance, stability testing, packaging, labelling, storage and related services provided by Corden to manufacture the Product in accordance with the Manufacturing Process using Components and Active Material pursuant to this Agreement;
“Manufacturing Site” means the facility owned and operated by Corden located at Viale dell’Industria 3, 20867 Caponago (MB) Italy, where the Manufacturing Services will be performed and where all Product shall be released and stored for shipment by KindredBio or KindredBio’s designee;
“MDA” means the Master Development Agreement effective November 1, 2014 between the Parties;
“Non-Conforming Product” has the meaning specified in Section 6.1(a);
“Out of Specification” or “OOS” means a confirmed result that falls outside the Specifications.
“Party” and “Parties” means, respectively, each of Corden and KindredBio and Corden and KindredBio collectively;
“Product” or “Products” means KindredBio’s proprietary Zimeta™ (Dipyrone Injection);
“Product Warranties” has the meaning specified in Section 9.3(a);
“QA Agreement” means the Quality Assurance Agreement between the Parties in the form attached as Exhibit B hereto that sets out the quality assurance standards and responsibilities for the Manufacturing Services to be performed by Corden for KindredBio, as such agreement may be amended from time to time in accordance with its terms;
“Recall” means any action (i) by KindredBio or its Affiliates or licensees to recover title to or possession, or stop distribution, prescription or consumption, of quantities of the Product sold or shipped to Third Parties (including, without limitation, the voluntary withdrawal of the Product from the market) or (ii) by any Regulatory Authorities to detain or destroy any of the Product. Recall will also include any action by KindredBio or its Affiliates or licensees to refrain from selling or shipping quantities of the Product to Third Parties that would have been subject to a Recall if sold or shipped.
“Recipient” has the meaning specified in Section 11.1;
“Regulatory Authority” means the FDA, Health Canada, EMA and any other foreign regulatory agencies competent to grant marketing approvals for the Product in the Territory;
“Remediation Period” has the meaning specified in Section 8.2(a);

5
- .

Exhibit 10.1

“Specifications” means the requirements for the Product established by KindredBio as set forth on Exhibit A, as updated, amended and revised from time to time by KindredBio in accordance with the terms of this Agreement;
“Technology Transfer” means the transfer by Corden to KindredBio or any Third Party designated by KindredBio of all information relating to the Manufacturing Process, all documents, manufacturing instructions, specifications, and any other relevant documentation, all relevant manufacturing know-how, licenses and materials (including raw materials specifications) related to the Product that Corden or its Affiliates, as applicable, controls or has the right to license at any time during the Term and that is necessary to enable KindredBio or its designee to manufacture the Product in accordance with the Manufacturing Process and the Specifications and to comply with applicable regulatory requirements (including obtaining any necessary regulatory approvals, conducting any required studies and developing any other regulatory documentation) and all Applicable Laws in connection with the transfer;
“Term” has the meaning specified in Section 8.1;
“Territory” means all the jurisdictions following the regulatory requirements of the FDA, Health Canada, the EMA and other Regulatory Authority in any other jurisdiction for which Corden agrees in writing to manufacture Product in accordance with this Agreement;
“Third Party” means any party other than KindredBio, Corden and their respective Affiliates;
“Third Party Rights” means any Intellectual Property of any Third Party; and
1.2    Currency. All monetary amounts expressed in this Agreement are in Euros (€), unless otherwise expressed in United States Dollars (US$).
1.3    Sections and Headings. The division of this Agreement into Articles, Sections, Subsections, and Exhibits and the insertion of headings are for convenience of reference only and will not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to a Section, or Exhibit refers to the specified Section, or Exhibit to this Agreement. In this Agreement, the terms “this Agreement,” “hereof,” “herein,” “hereunder” and similar expressions refer to this Agreement as a whole and not to any particular part, Section, or Exhibit of this Agreement.
1.4    Singular Terms. Except as otherwise expressly stated or unless the context otherwise requires, all references to the singular will include the plural and vice versa, and all references to “includes” or “including” means “includes without limitation” or “including without limitation.”
1.5    Exhibits. The following Exhibits are attached to, incorporated in, and form part of this Agreement:
Exhibit A:    Product Specifications
Exhibit B:    QA Agreement

6
- .

Exhibit 10.1

ARTICLE 2
CORDEN’S MANUFACTURING SERVICES
2.1    Manufacturing Services. Corden will perform the Manufacturing Services and supply to KindredBio the Product for the Territory for the price. Corden will perform the Manufacturing Services in strict compliance with the Manufacturing Process, Specifications, cGMPs and Applicable Laws. Corden may not change the Manufacturing Process, the Specifications or the Manufacturing Site (including facility modifications) or any other aspect of the Manufacturing Services except with the prior written consent of KindredBio. In performing the Manufacturing Services, Corden and KindredBio agree that:
(a)    Corden will use Active Material and Components on a first-to-expire, first-to-use basis to manufacture the Product in accordance with this Agreement. Corden will not use any Components paid for by KindredBio for any other use or purpose.
(b)    Corden will perform the quality control and quality assurance testing, Batch review and release to KindredBio in accordance with the QA Agreement. Corden will perform its Batch review and release responsibilities in accordance with Corden’s standard operating procedures, copies of which have been made available to KindredBio, and will not change Corden’s standard operating procedures related to the Product in any material respect without KindredBio’s prior written approval, which approval shall not unreasonably be withheld. Each time Corden ships the Product to KindredBio or KindredBio’s designee, it will furnish KindredBio a Certificate of Analysis, Certificate of Compliance, Certificate of Manufacture and list of any Deviations (“Delivery Documentation”). The Batch documents, including, but not limited to, Batch production records, lot packaging/labeling records, equipment set up control, operating parameters, investigation/non-conformances, and data printouts, raw material data, and laboratory notebooks will be the exclusive property of KindredBio. Corden will furnish to KindredBio any information reasonably required by KindredBio to perform a Technology Transfer or requested by a Regulatory Authority. Except for Corden Intellectual Property, all information contained in the Batch documents, including, but not limited to all Product-related information, shall be KindredBio Property.
(c)    Corden will purchase and test all Active Material and Components at Corden’s expense in accordance with the Specifications and the QA Agreement.
(d)    Corden will conduct stability testing on the Product in accordance with the protocols set out in the QA Agreement and the Specifications. Corden will not make any changes to these testing protocols without prior written consent of KindredBio. If a confirmed stability test failure occurs, Corden will notify KindredBio within one (1) Business Day, after which Corden and KindredBio will jointly determine the proceedings and methods to be undertaken to investigate the cause of the failure in accordance with the QA Agreement, including which Party will bear the cost of the investigation. Corden will not be liable for these costs unless it has failed to perform the Manufacturing Services in accordance with the Manufacturing Process, the Specifications, the QA Agreement, cGMPs and Applicable Laws. Corden will give KindredBio all stability test data and results (including a final report) at KindredBio’s request within five (5) Business Days following completion of the testing.

7
- .

Exhibit 10.1

(e)    Corden will package the Product in accordance with the Specifications. KindredBio will be responsible for the cost of artwork development, as applicable. The Batch numbers and expiration dates will be affixed on the Product and on the shipping carton of the Product as outlined in the Specifications and as required by the QA Agreement, cGMPs and Applicable Laws. KindredBio may, in its sole discretion, make changes to labels, product inserts, and other packaging for the Product. KindredBio will be responsible for the cost of labelling obsolescence, when changes occur, as contemplated in this Agreement. Corden’s name will not appear on the label or anywhere else on the Product unless (i) required by any Applicable Laws or (ii) Corden consents in writing to the use of its name. Corden is authorized to hold packaging and labeling material sufficient to cover the [* * *] of Product volume forecast as provided in Section 6.1 or the minimum order quantity as provided on Attachment A.
(f)    At least ten (10) days before the scheduled production date, Corden will cause to deliver Active Material to the Manufacturing Site, in sufficient quantity to enable Corden to manufacture and ship the Product by the Delivery Date. All Active Materials will have been tested by Corden in accordance with the QA Agreement. All shipments of Active Material will be accompanied by a certificate of analysis, confirming the identity and purity of the Active Material.
(g)    Corden will store at no cost to KindredBio Active Material inventory [* * *] in a controlled and monitored environment and at appropriate conditions in accordance with Specifications, the QA Agreement, cGMPs and Applicable Laws (the "Stocking API"). In the event Corden is required to purchase Active Material inventory in excess of the Stocking API as a result of minimum Active Material purchase requirements, KindredBio shall pay Corden a reasonable storage fee for the excess amount as mutually agreed by the Parties.
ARTICLE 3
KINDREDBIO’S OBLIGATIONS
3.1    KindredBio Requirements. Unless otherwise agreed in this Agreement, for so long as Corden remains in material compliance with its obligations under this Agreement, KindredBio will purchase from Corden, and Corden will manufacture, hereunder at least [* * *] of KindredBio’s requirements for the Product in the Territory. For each year after the anniversary of the Effective Date, if KindredBio does not purchase at least [* * *] units of the Product in any year, prorated for any period of less than a full calendar year (the “Annual Minimum”), Corden may invoice KindredBio for the number of units of the Product equal to the difference between the Annual Minimum and the actual number of units of the Product purchased by KindredBio during such year. If Corden does not remain in material compliance with its obligations under this Agreement, the Annual Minimum will no longer apply in addition to any other remedies KindredBio may have under this Agreement. If this Agreement is terminated by KindredBio under any of Section 9.2(a)-(d) or by Corden under Section 9.3(b), the Annual Minimum will not apply to the year in which the Agreement is terminated.
3.2    Payment. KindredBio will pay Corden for the Product in accordance with this Agreement.

8
- .

Exhibit 10.1

3.3    Active Material and Qualification of Additional Sources of Supply. Corden will, at its sole cost and expense, deliver or arrange for delivery of Active Material to Manufacturing Site in accordance with Section 2.1(f). Corden will be responsible for obtaining the proper release of Active Material from the applicable customs agency and Regulatory Authority. Corden or Corden’s designated broker will be the “importer of record” for Active Material imported to the Manufacturing Site. Active Material will be held by Corden on behalf of KindredBio as set forth in this Agreement.
ARTICLE 4
PRICE
4.1    First Year Price. Except as provided in Section 4.3 below, the price for the Product through December 31, 2017 is as set forth in Attachment A. The price of the Product for subsequent periods shall be that price, as it may be adjusted as provided in Sections 4.2. For clarity, Corden is responsible for any import duties, value added taxes and related refund processing, and export of the Product, and KindredBio is responsible for shipping and logistics of the Product FCA the jointly agreed Italy airport or Italy seaport as provided in Section 6.6.
4.2    Subsequent Year Pricing. Except as otherwise stated in Attachment A related to the initial [* * *] Batches of Product manufactured at the [* * *]scale, prior to the beginning of each calendar year commencing with 2018, the Parties shall agree to an annual exchange rate of Euro/US dollar and revised pricing if supported by Corden’s previous year actualized total cost for the Product, with such revised pricing capped and in no event shall [* * *] of the previous year’s price for the Product manufactured at the [* * *] Batch scale under Attachment A, or [* * *] of the [* * *] Batch scale under Attachment A. The price of the Product as set forth in Attachment A, as updated in accordance with this Section 4.2, will be subject to adjustment as of the beginning of such calendar year based upon the average exchange rate Euro/US dollar prevailing in any calendar year (“AER”) varying by more than [* * *] with respect to the initial exchange rate (IER) of 1.0763 USD = 1 Euro. The adjustment, which will apply retroactively to Product ordered in the relevant semester, will be determined as follows:
(a)    [* * *]
(b)    [* * *]
In either case, the amount of the adjustment will be added or reduced from the first invoice issued by Corden Pharma S.p.A after determining the AER, provided that in no event the price (expressed in Euro), as resulting after computation of the adjustment, will be lower than Corden’s direct cost of materials, labor and general expenses related to the production of Product. In connection with the computation, Corden will deliver to KindredBio budgetary pricing information, Component costs or other information reasonably requested by KindredBio or otherwise used by Corden to determine its cost of manufacturing the Product. Details on the computation of adjustment will be included with each invoice.
4.3    KindredBio API Purchase.

9
- .

Exhibit 10.1

(a)     As of the Effective Date, [* * *]kilograms of API was purchased from [* * *] for an aggregate purchase price of €[* * *] (the “KindredBio API Cost”) and such API was delivered to Corden (the “KindredBio API”). Prior to purchasing additional API pursuant to this Agreement, Corden shall use the KindredBio API for manufacture of the Product until its depletion. Corden shall for each batch of Product using the KindredBio API provide a per vial credit in the amount of €[* * *] for each vial produced until such time KindredBio has received an aggregate credit equal to the KindredBio API Cost.

ARTICLE 5
PRICE ADJUSTMENTS
5.1    Price Adjustments Due to Technical Changes. Changes to the Manufacturing Process, the Specifications, the QA Agreement or the Manufacturing Site requested by Corden will only be implemented following the written approval of KindredBio and will not affect the price unless KindredBio agrees otherwise. Changes to the Manufacturing Process, the Specifications or the QA Agreement requested by KindredBio will be implemented only following a technical and cost review that Corden will perform at KindredBio’s cost, and are subject to KindredBio and Corden on reaching agreement on any Product price adjustments required because of the changes. Upon receiving notice of a request by KindredBio for any such changes, Corden will promptly advise KindredBio in writing of any scheduling adjustments, cost increases or decreases or other changes that may result from the requested changes, and (a) will use commercially reasonable efforts to make any requested change that is in response to a regulatory or safety issue pertaining to the Product, and (b) will use commercially reasonable efforts to implement any other change identified in a KindredBio request by the date requested by KindredBio, or as soon thereafter as it is commercially reasonable. If KindredBio accepts a proposed price change, the related change in the Manufacturing Process, the Specifications or the QA Agreement will be implemented and the price change will become effective.
5.2    Multi-Country Packaging Requirements. If KindredBio decides to have Corden perform Manufacturing Services for the Product for jurisdictions outside the Territory, KindredBio will inform Corden of the packaging requirements for each such jurisdiction and Corden will prepare a quotation for consideration by KindredBio of any additional costs for Components and the changeover fees for the Product destined for each such jurisdiction. Any agreed additional packaging requirements and related packaging costs and change-over fees will be set out in a written amendment to this Agreement.
ARTICLE 6
ORDERS, SHIPMENT, INVOICING, PAYMENT
6.1    Forecasts and purchase orders.
(a)    Forecast. Concurrently with the execution and delivery of this Agreement, KindredBio has furnished to Corden a written, non-binding forecast (“Forecast”) of the volume of Product that KindredBio anticipates it will require to be manufactured and delivered to

10
- .

Exhibit 10.1

KindredBio during the twelve (12) month period following the Effective Date. Thereafter, KindredBio will furnish Corden with a monthly rolling Forecast for the succeeding twelve (12) month period.
(b)    Acceptance of Purchase Orders. KindredBio shall place purchase orders binding on KindredBio for the Product it wishes to purchase at [* * *] (or earlier as may be reasonably requested by Corden) prior to the Delivery Date. Purchase orders shall include (i) the quantity of Product and (ii) the Delivery Date. All Product shall be stored in Corden’s warehouse at the Manufacturing Site pending shipment to KindredBio. Corden will accept or reject KindredBio’s purchase orders for Product by sending an acknowledgement to KindredBio within five (5) Business Days of its receipt of the purchase order. The acknowledgement will include, subject to confirmation from KindredBio, the Delivery Date for the Product ordered. The Delivery Date may be amended by written agreement of the Parties or as set forth in this Agreement. If Corden fails to send an acknowledgement to KindredBio within the five (5) Business Day period, then the purchase order will be deemed to have been accepted by Corden. Corden will accept purchase orders submitted in accordance with this Agreement. If Corden will not be able to make Product available by the Delivery Date specified in a purchase order, Corden will promptly notify KindredBio and take such actions as requested by KindredBio to make as much of the Product subject to the purchase order available as soon as possible on or after the Delivery Date. If Corden rejects a purchase order submitted in accordance with this Agreement, without limiting KindredBio’s other rights and remedies hereunder, KindredBio may obtain the ordered Product from another supplier, and such Product will be credited to KindredBio against the Annual Minimum. If Corden rejects two or more purchase orders in a six (6) month period, the Annual Minimum will no longer apply.
6.2    Corden Fulfillment of Forecasts. Subject to the terms of this Agreement, Corden shall manufacture and supply, in each calendar quarter, the Product in quantities sufficient to fulfill all purchase orders placed by KindredBio up to [* * *] of the Forecast for such quarter (“Forecast Cap”). For clarity, in calculating the Forecast Cap, the permissible Forecast Cap shall be rounded up to the nearest whole Batch and be in compliance with the agreed Forecast Cap. Notwithstanding the forgoing, purchase orders placed before December 31, 2017 shall not be subject to Forecast Cap.
6.3    Supplemental Orders. KindredBio may submit supplemental purchase orders for additional Product throughout the Term. Corden will notify KindredBio as soon as practicable, but in no event later than ten (10) Business Days after the date of the purchase order, as to when the supplemental purchase order is to be filled. Corden will use commercially reasonable efforts to fill supplemental purchase orders within three (3) months of receipt.
6.4    Corden Failure to Supply. With the exception of Force Majeure and purchase orders placed prior to December 31, 2017, in the event that Corden fails in a calendar quarter to provide KindredBio with at least[* * *]of Product in its purchase orders by the scheduled Delivery Date (“Failure to Supply”), the price of Product that is delivered late will be reduced by [* * *]. Further, the shortfall of such purchase orders will be delivered within ten (10) Business Days. If

11
- .

Exhibit 10.1

the Failure Supply is more than sixty (60) days after the Delivery Date, KindredBio may cancel the purchase order and the requirements set forth in Section 4.1 will no longer apply.
6.5    Competing Product. During the Term of this Agreement, and for an additional period of six (6) months following the expiration or termination of this Agreement, in addition to other limitations with respect to the use of KindredBio’s Intellectual Property, Corden shall not manufacture or supply any Competing Product for itself or for or on behalf of any Third Party.
6.6    Shipment. KindredBio will be responsible for shipment of the Product, which shipment will be made FCA the jointly agreed Italy airport or Italy seaport (Incoterms 2010). Risk of loss or of damage to the Product will remain with Corden until the Product is loaded at the agreed upon Italy airport or the Italy seaport and onto the carrier’s vehicle for shipment, at which time risk of loss or damage will transfer to KindredBio. For clarity, Corden or Corden’s designee will obtain any export license or other official authorization necessary to export the Product, and KindredBio (or its designee) shall arrange for insurance and will select the freight carrier used to ship Product to KindredBio or its designee (including KindredBio’s 3PL).
6.7    Late Delivery.
(a)    Corden will release the Product ordered under a purchase order on the applicable Delivery Date. The Parties agree that they will work together closely to expedite deliveries of the Product.
(b)    If Corden is unable to release [* * *] of the quantity of Product ordered under a purchase order within ten (10) days of the Delivery Date and the balance by thirty (30) days of the Delivery Date due to an act or omission by Corden (in either case a “Late Delivery”), KindredBio will receive a credit from Corden for the Late Delivery that will be applied against the purchase price under the next purchase order. The credit will be [* * *] of the price of the quantity of Product not delivered by Corden under the purchase order (i.e., KindredBio Credit = Quantity purchase ordered in the purchase order – Actual Delivery Quantity of Product x price x [* * *]). Corden will use commercially reasonable efforts to provide the late the Product within ten (10) days. If Corden makes two or more Late Deliveries for the same the Product in the same calendar quarter, KindredBio will receive an additional credit of [* * *] from Corden for the Late Deliveries that will be applied against the purchase price under the next purchase order. The total credit will be [* * *] of the price of the quantities of the Product not delivered by Corden under the purchase order (i.e., KindredBio Credit = Quantity purchase ordered in the purchase order – Actual Delivery Quantities of the Product x price x [* * *]. Without limiting KindredBio’s other rights or remedies in this Agreement, if Corden makes two or more Late Deliveries within a six (6)-month period, the Parties will meet and agree on and implement a delivery improvement action plan within five (5) Business Days. If, after the delivery improvement plan is in place, two additional Late Deliveries occur within a six (6)-month period, these Late Deliveries may be considered a material breach of this Agreement by Corden under Section 9.2(a) and Corden will not be allowed any further opportunity to remedy the material breach.

12
- .

Exhibit 10.1

(c)    A Late Delivery will not include any delay in shipment of Product caused by events outside of Corden’s reasonable control, such as a Force Majeure Event or a delay in delivery.
6.8    Invoices and Payment. Invoices will be sent by email to ap@kindredbio.com, with a copy to any additional email address given by KindredBio to Corden in writing, and must include the applicable KindredBio PO number. Invoices will be sent when the Product is manufactured and released by Corden to KindredBio. Corden will also submit to KindredBio, with each shipment of the Product, a duplicate copy of the invoice covering the shipment and the associated Delivery Documentation. Each invoice will, to the extent applicable, identify KindredBio’s Manufacturing Services purchase order number, the Product number, name and quantity, unit price, freight charges, Delivery Documentation and the total amount to be paid by KindredBio. KindredBio will pay each invoice within thirty (30) days of receipt to the email address set forth in this paragraph. If any portion of an invoice is disputed, KindredBio will pay Corden for the undisputed amount and the Parties will use good faith efforts to reconcile the disputed amount as soon as practicable, but in no case more than sixty (60) days. The Late Delivery credits set forth in Section 6.7(b) are only available to KindredBio if all outstanding undisputed invoices have been paid in full or are within thirty (30) days outstanding from the invoice date when the Late Delivery arose. In the case of a Deficiency Notice, payments will be due within thirty (30) days following receipt of a replacement Batch or Batches that are not subject to a Deficiency Notice. Batches that are determined to have a Latent Defect due to Corden will be either credited against future Batches or refunded at the sole discretion of KindredBio. No payments will be due for Non-Conforming Product, and Corden will use commercially reasonable efforts to replace the Non-Conforming Product within ten (10) days.
ARTICLE 7
PRODUCT CLAIMS AND RECALLS
7.1    Product Claims.
(a)    Product Claims. KindredBio has the right to reject any shipment of the Product or any portion thereof that does not conform to the Product Warranties set forth in Section 10.3(a) (the “Non-Conforming Product”), without invalidating any portion of the shipment of the Product that conforms to the Product Warranties. KindredBio or KindredBio’s designee will inspect the Product manufactured by Corden upon release at the Manufacturing Site or the agreed delivery location specified in Section 6.6 above, and KindredBio will give Corden written notice (a “Deficiency Notice”) of all claims for Non-Conforming Product within forty-five (45) days after KindredBio’s or KindredBio’s designee’s receipt of the Product and the Delivery Documentation thereof (or, in the case of Latent Defect, within ten (10) days after confirmation by KindredBio, its Affiliate or any licensee, distributor or other Third Party, but not after the expiration date of the Product). If KindredBio fails to give Corden the Deficiency Notice within such forty-five (45) day period, then the delivery will be deemed to have been accepted by KindredBio on the forty-fifth (45th) day after delivery or confirmation, as applicable. Except as set out in Section 6.3, Corden will have no liability for any Deviations for which it has not received notice within the applicable forty-five (45) day period, except for a Latent Defect.

13
- .

Exhibit 10.1

(b)    Determination of Deficiency. Upon receipt of a Deficiency Notice, Corden will have ten (10) days to advise KindredBio by notice in writing that it disagrees with the substance of the Deficiency Notice. Should Corden fail to provide such notice to KindredBio within the ten (10) day period, then Corden will be deemed to agree with the contents of the Deficiency Notice. If KindredBio and Corden fail to agree within ten (10) days after Corden’s notice to KindredBio as to whether any the Product identified in the Deficiency Notice is Non-Conforming Product, then the Parties will mutually select an independent laboratory or expert to evaluate if the Product is Non-Conforming Product. This evaluation will be binding on the Parties. If the independent laboratory or expert determines that any Product is Non-Conforming Product, KindredBio may reject those the Product in the manner contemplated in this Section 6.1 and Corden will be responsible for the cost of the evaluation. If the independent laboratory determines that the Product conform to the Product Warranties, then KindredBio will be deemed to have accepted delivery of the Product on the forty-fifth (45th) day after release (or, in the case of any defects not reasonably susceptible to discovery upon delivery of the Product, on the tenth (10th) day after confirmation thereof by KindredBio, but not after the expiration date of the Product) and KindredBio will be responsible for the cost of the evaluation.
(c)    Shortages. Claims for shortages in the amount of the Product shipped by Corden will be dealt with by reasonable agreement of the Parties.
7.2    Product Recalls and Returns.
(a)    Records and Notice. Corden and KindredBio will each maintain records necessary to permit a Recall of any the Product delivered to KindredBio or customers of KindredBio. Each Party will promptly notify the other by telephone to the contacts designated in the QA Agreement (to be confirmed in writing) of any information which might affect the marketability, safety or effectiveness of the Product or which might result in the Recall or seizure of the Product within one (1) Business Day. Upon receiving this notice or upon this discovery, each Party will stop making any further shipments of any the Product in either Party’s possession or control until KindredBio has made a decision as to whether a Recall or some other corrective action is necessary. The decision to initiate a Recall or to take some other corrective action, if any, will be made and implemented by KindredBio.
(b)    Recalls. If (i) any Regulatory Authority issues a directive, order or, following the issuance of a safety warning or alert about a the Product, a written request that any the Product be Recalled, (ii) a court of competent jurisdiction orders a Recall, or (iii) KindredBio determines that any the Product should be Recalled or that a “Dear Doctor” letter is required relating the restrictions on the use of any the Product, Corden will co-operate as reasonably required by KindredBio, having regard to all Applicable Laws.
(c)    Product Returns. KindredBio will have the responsibility for handling customer returns of the Product. Corden will provide KindredBio any assistance that KindredBio may reasonably require to handle the returns including, if requested by KindredBio, appropriate investigations.

14
- .

Exhibit 10.1

7.3    Corden’s Responsibility for Non-Conforming and Recalled Product.
(a)    Non-Conforming Product. If KindredBio rejects the Product under Section 7.1, KindredBio will not be required to pay for the Product under Sections 3.2 and 6.8 and Corden will promptly, at KindredBio’s election, either: (i) refund the amount paid for the Non-Conforming Product if KindredBio previously paid for the Product; (ii) offset the amount paid for the Non-Conforming Product, if KindredBio previously paid for the Product, against other amounts due to Corden hereunder; or (iii) at Corden’s sole expense, replace the Product with conforming the Product without KindredBio being liable for payment therefor under Sections 3.2 and 6.8.
(b)    Recalled Product. If a Recall or return of the Product results from, or arises out of, a failure by Corden to perform the Manufacturing Services in accordance with the terms of this Agreement, including the warranties set forth in Sections 10.3 and 10.4 or other negligence or willful misconduct of Corden, Corden will be responsible for the documented costs and out-of-pocket expenses of the Recall or return and will promptly, at the election of KindredBio, either: (i) refund the amount paid for the Recalled or returned the Product and the cost incurred by KindredBio for the KindredBio API used in the Product; (ii) offset the amount paid for the Recalled or returned the Product and the cost incurred by KindredBio for KindredBio API used in the Product, against other amounts due to Corden hereunder; or (iii) replace the Recalled or returned Product with conforming Product, at Corden’s sole expense, as promptly as practical without KindredBio being liable for payment therefor under Section 3.2. In all other circumstances, Recalls, returns or other corrective actions will be made at KindredBio’s cost and expense. For clarification, any refund of the amount paid by KindredBio for the Recall or return of the Product that is paid by Corden subject to this Section 7.3(b) will not be considered a liability under, and therefore will not be subject to, Section 11.2(a).
(c)    Product Rejection for Finished Product Specification Failure. If a Batch or portion of a Batch of the Product does not meet a finished the Product Specification despite Corden’s assertion that it manufactured the Product in accordance with the agreed upon process specifications, the Batch production record, and Corden’s standard operating procedures for manufacturing, the Parties agree that they will mutually select an independent laboratory or expert to evaluate if such laboratory or expert can determine why the Product do not meet the Product Specifications. The evaluation will be binding on the Parties. If the independent laboratory or expert determines that the Product is Non-Conforming due to an act or omission by Corden or does not otherwise comply with the terms of this Agreement, KindredBio may reject the Product in the manner contemplated by Section 7.1 and Corden will be responsible for the cost of the evaluation. If the independent laboratory determines that the Corden complied with the Manufacturing Process, the Batch production record, and Corden’s standard operating procedures and that the Product does not meet the Product Specifications, KindredBio will be responsible for the cost of the evaluation and will pay Corden the price of the Non-Conforming Product.
(d)    Except as set forth in Sections 7.3(a) and (b) above, Corden will not be liable to KindredBio nor have any responsibility to KindredBio for any deficiencies in, or other liabilities

15
- .

Exhibit 10.1

associated with, any Product manufactured by it (collectively, the “Product Claims”). For greater clarity, Corden will have no obligation for any Product Claims to the extent the Product Claim (i) is caused by deficiencies in the Specifications, the safety, efficacy, or marketability of the Product manufactured in accordance with this Agreement and conforming to the Specifications or any distribution thereof, (ii) results from a defect in a Component that is not reasonably discoverable by Corden using the methods set forth in the Specifications or as otherwise provided in this Agreement, (iii) results from a defect in the Active Material that is not reasonably discoverable by Corden using the methods set forth in the Specifications or as otherwise provided in this Agreement, (iv) is caused by actions of Third Parties occurring after the Product is shipped by Corden under Section 6.6, (v) is due to packaging design or labelling defects or omissions for which neither Corden nor any of its Affiliates or its or their employees, agents or subcontractors has any responsibility, (vi) is due to any unascertainable reason despite Corden having performed the Manufacturing Services in accordance with the QA Agreement, Specifications, cGMPs, Applicable Laws, and the other terms of this Agreement, as determined by an independent laboratory or expert as set forth in Section 7.3(c) above; or (vii) is due to any breach by KindredBio of its obligations under this Agreement.
7.4    Disposition of Defective or Recalled Product. KindredBio will not dispose of any damaged, defective, returned, Non-Conforming or Recalled Product for which it intends to assert a claim against Corden without Corden’s prior written authorization to do so, which will not be unreasonably withheld or delayed. Alternatively, Corden may instruct KindredBio to return the Product to Corden. Corden will bear the cost of disposition (including any applicable shipping charges, storage fees or the cost of destruction) for any damaged, defective, returned or Recalled Product for which it bears responsibility under Section 7.1 or 7.3. In all other circumstances, KindredBio will bear the cost of disposition, including all applicable fees for Manufacturing Services, for any damaged, defective, returned, or Recalled Product.
7.5    Sole Remedy. Except for the indemnity set forth in Section 11.2 and subject to the limitations set forth in Sections 11.1 and 11.2, the remedies described in this Article 7 will be KindredBio’s sole remedy for any failure by Corden to supply the Product that conform to the Product Warranties.
ARTICLE 8
CO-OPERATION
8.1    Quarterly Review. Each Party will forthwith upon execution of this Agreement appoint one of its employees to be a relationship manager responsible for liaison between the Parties. The relationship managers will meet, in person or by conference telephone or other remote means, at least once each quarter to review the current status of the business relationship and manage any issues that have arisen.
8.2    Governmental Agencies. Subject to Section 8.8, Corden may communicate with any governmental agency, including but not limited to governmental agencies responsible for granting regulatory approval for the Product, regarding the Product only if, in the opinion of Corden’s counsel, the communication is necessary to comply with the terms of this Agreement or the requirements of any Applicable Law and a representative of KindredBio is present for a

16
- .

Exhibit 10.1

verbal communication or has reviewed and approved a written communication. Corden will notify KindredBio immediately upon and in any event within one (1) Business Day after receiving any request from a Regulatory Authority for communication related to the Product.
8.3    Records and Accounting by Corden. Corden will keep records of the manufacture and testing of the Product (including evidence on the testing of raw materials, Active Material, packaging and labeling materials as required by the QA Agreement), and retain a minimum of three (3) samples per batch of the Product as are necessary to comply with applicable manufacturing regulatory requirements, as well as to assist with resolving any Product complaints and other similar investigations. Copies of the records and samples will be retained for ten (10) years or one (1) year following the date of the Product expiry (whichever is longer), or longer if required by Applicable Law, at which time KindredBio will be contacted concerning the delivery and destruction of the documents and/or samples of the Product at least forty-five (45) days prior to the destruction of the documents or samples. Corden will not store these documents or samples beyond the time period set forth above.
8.4    Inspection of Records. KindredBio or its designee may inspect Corden reports and records relating to this Agreement during normal business hours and with reasonable advance notice of at least seven (7) Business Days, but a Corden representative must be present during the inspection. In addition, as more fully set forth in Section 4.2, KindredBio will have the right to allow an independent Third Party auditor to review the information supporting the price adjustments made under Sections 4.2, 4.3 and 5.1.
8.5    Access. Corden will give KindredBio reasonable access at agreed times to procedures and documentation relevant to the Product, and to the areas of the Manufacturing Site in which the Product is manufactured, stored, handled or shipped, to permit KindredBio to verify that the Manufacturing Services are being performed in accordance with the Specifications, the QA Agreement, cGMPs, and Applicable Laws. But, with the exception of “For-Cause” Audits, KindredBio will be limited each year to one cGMPs-type audit, lasting no more than five (5) days, and involving no more than two (2) auditors. KindredBio may request additional cGMP-type audits, additional audit days, or the participation of additional auditors subject to payment to Corden of a fee [* * *]. The right of access set forth in this Section 7.5 will not include a right to access or inspect Corden’s financial records. In addition, upon the request of any Regulatory Authority having jurisdiction over the manufacture of the Product hereunder, the Regulatory Authority will have access to observe, audit and inspect any Manufacturing Site and Corden’s procedures used for the manufacture, release and stability testing or warehousing of the Product and to audit those facilities and procedures for compliance with cGMPs and other Applicable Laws. Corden specifically agrees to cooperate with any inspection by a Regulatory Authority, whether prior to or after Regulatory Approval of the Product, and to provide KindredBio a copy of any inspection or audit report resulting from the inspection within three (3) Business Days from receiving the report. KindredBio may be present at the Manufacturing Site for consultation during any such inspection.
(a)    Year End Physical Inventory Inspection Access. Prior to the end of each calendar year, and in addition to the access rights covered under 8.5 above, upon mutual agreement of the

17
- .

Exhibit 10.1

specific date between the Parties, representatives of KindredBio (or its designee) and the independent auditors of KindredBio, shall be permitted to perform a physical audit and physical count of the amount of inventory of Kindred API, Product, work in process, and other Components that KindredBio purchased and supplied to Corden, stored at the Manufacturing Site, and if applicable, at any other facilities of Corden, or its Approved Subcontractor where such KindredBio inventory may be stored.
8.6    Notification of Regulatory Inspections. Corden will notify KindredBio within one (1) Business Day of any inspection, receipt of notice of any inspection or any request for samples by any governmental agency specifically involving the Product. Corden will also notify KindredBio within three (3) Business Days of receipt of any form 483’s or warning letters or any other significant regulatory action or finding which could directly or indirectly impact the regulatory status of the Product or Corden’s ability to perform the Manufacturing Services. Within three (3) Business Days of receipt, Corden will provide KindredBio with a reasonable description of the notifications and inspections and all supporting documentation, including, as applicable, all form 483’s and warning letters or similar warning or objection, responses and all other correspondence and discussions of the applicable Regulatory Authority, which should be redacted to protect the confidential information of Third Parties. Corden will discuss with KindredBio and consider in good faith any comments provided by KindredBio on the proposed response. Additionally, Corden will obtain KindredBio’s prior approval of any such responses related to the Product. Corden will use commercially reasonable efforts to address and rectify any issues or problems in its manufacturing facility or procedures and any objections or warnings raised by the Regulatory Authority as soon as practicable and to continue to manufacture and supply to KindredBio, in compliance with all Applicable Laws and the terms of this Agreement, the Product ordered by KindredBio. After the filing of a response with the FDA or other Regulatory Authority, Corden will notify KindredBio of any further contacts with the Regulatory Authority relating to the subject matter of the response. KindredBio may attend any inspection by any governmental agency specifically involving the Product.
8.7    Reports. Corden will supply on an annual basis all the Product data in its control, including release test results, complaint test results, and all investigations (in manufacturing, testing, and storage), that KindredBio reasonably requires in order to complete any filing under any applicable regulatory regime, including any Annual Report that KindredBio is required to file with the FDA or any other Regulatory Authority or other information related to the performance of the Manufacturing Services mandated by a Regulatory Authority. Corden will promptly provide a copy of the Annual Report to KindredBio at no additional cost. Corden shall also supply to KindredBio on a monthly basis, no later than the fifth (5th) business day of each month, all inventory reports of work-in-process and finished goods inventories. Any additional report requested by KindredBio beyond the scope of cGMPs and customary FDA or other Regulatory Authority requirements may be subject to an additional fee to be agreed upon between Corden and KindredBio.
8.8    Regulatory Filings.

18
- .

Exhibit 10.1

(a)    Regulatory Authority. KindredBio will have the sole right and responsibility for filing all documents with all Regulatory Authorities and taking any other actions that may be required for the receipt or maintenance of Regulatory Authority approval for the manufacture, import, export, distribution, marketing, sale, pricing or reimbursement of the Product. Corden will assist KindredBio, to the extent consistent with Corden’s obligations under this Agreement, to obtain Regulatory Authority approval for the commercial manufacture of the Product as quickly as reasonably possible. KindredBio will provide copies of relevant sections of regulatory filings to Corden that are necessary for Corden to ensure compliance of the manufacturing processes to those submitted to Regulatory Authorities.
(b)    Verification of Data. Prior to filing any documents with any Regulatory Authority that incorporate data generated by Corden, KindredBio will give Corden a copy of the documents incorporating this data to give Corden the opportunity to verify the accuracy and regulatory validity of those documents as they relate to Corden generated data. Corden requires fourteen (14) days to perform this review but the Parties may agree to a shorter time for the review as needed, including as mandated by a Regulatory Authority. These documents will be Confidential Information of KindredBio.
(c)    Verification of CMC. Prior to filing with any Regulatory Authority any documentation which is or is equivalent to the FDA’s CVM’s Chemistry and Manufacturing Controls (all such documentation herein referred to as “CMC”) related to any Marketing Authorization, such as an Animal New Drug Application, KindredBio will give Corden a copy of the CMC as well as all supporting documents which have been relied upon to prepare the CMC that directly relate to the Manufacturing Services provided by Corden. This disclosure will permit Corden to verify that the CMC accurately describes the work that Corden has performed and the manufacturing processes that Corden will perform under this Agreement. Corden requires 14 days to perform this review but the Parties may agree to a shorter time for the review as needed. KindredBio will give Corden copies of all Regulatory Authority filings at the time of submission to the extent containing CMC information that directly relate to the Manufacturing Services provided by Corden and may redact this information to protect the Confidential Information of any Third Party.
(d)    Deficiencies. If, in Corden’s sole discretion, acting reasonably, Corden determines that any of the information given by KindredBio under clauses (b) and (c) above is inaccurate or deficient in any material respect (the “Deficiencies”), Corden will notify KindredBio in writing of the Deficiencies as promptly as practical and in any case within the time frame set forth in clause (b) or (c), as applicable. The Parties will work together to have the Deficiencies resolved prior to any pre-approval inspection.
(e)    KindredBio Responsibility. For clarity, the Parties agree that in reviewing the documents referred to in clause (b) above, Corden’s role will be limited to verifying the accuracy of the description of the work undertaken or to be undertaken by Corden. Subject to the foregoing, Corden will not assume any responsibility for the accuracy of any application for receipt of an approval by a Regulatory Authority. The KindredBio is solely responsible for the

19
- .

Exhibit 10.1

preparation and filing of the application for approval by the Regulatory Authority and any relevant costs will be borne by KindredBio.
(f)    Inspection by Regulatory Authorities. If KindredBio does not give Corden the documents requested under clause (b) above within the time specified and if Corden reasonably believes that Corden’s standing with a Regulatory Authority may be jeopardized, Corden may, in its sole discretion, delay or postpone any inspection by the Regulatory Authority until Corden has reviewed the requested documents that directly relate to the Manufacturing Services provided by Corden and is satisfied with their contents.
8.9    QA Agreement. For clarification, if there is any conflict between the terms and conditions of this Agreement, including this Article 8, and the terms and conditions of the QA Agreement, the terms and conditions of the QA Agreement will control with regard to topics directly related to quality and compliance only.
ARTICLE 9
TERM AND TERMINATION
9.1    Term; Renewal. The term of this Agreement will commence on the Effective Date and, unless terminated earlier in accordance with this Agreement, will continue for a period of three (3) years. This Agreement shall automatically extend for one additional period of two (2) years at the end of the initial term, provided that neither party is in material breach of this Agreement and unless either party gives written notice to the other party of its intention not to renew at least six (6) months prior to the end of the Initial Term. The initial term, as it may be extended as provided above, is any extension period referred to as the “Term.”
9.2    Termination for Cause.
(a)    Either Party at its sole option may terminate this Agreement upon written notice where the other Party has failed to remedy a material breach of any of its representations, warranties, or other obligations under this Agreement within sixty (60) days following receipt of a written notice (the “Remediation Period”) of the breach that expressly states that it is a notice under this Section 9.2(a) (a “Breach Notice”). The aggrieved Party’s right to terminate this Agreement under this Section 9.2(a) may only be exercised for a period of sixty (60) days following the expiration of the Remediation Period (where the breach has not been remedied) and if the termination right is not exercised during this period then the aggrieved Party will be deemed to have waived the breach of the representation, warranty, or obligation described in the Breach Notice.
(b)    Either Party at its sole option may immediately terminate this Agreement upon written notice to the other Party if: (i) the other Party is declared insolvent or bankrupt by a court of competent jurisdiction; (ii) a voluntary petition of bankruptcy is filed in any court of competent jurisdiction by the other Party; or (iii) this Agreement is assigned by the other Party for the benefit of creditors.

20
- .

Exhibit 10.1

(c)    KindredBio may terminate this Agreement upon at least thirty (30) days’ prior written notice, if any Authority takes any action, or raises any objection, that prevents KindredBio from importing, exporting, purchasing, or selling the Product, or KindredBio (or its Affiliate or licensee) determines that for safety or efficacy reasons KindredBio is not going to continue to develop or commercialize the Product.
(d)    KindredBio may terminate this Agreement at any time upon written notice to Corden, without limiting KindredBio’s other rights or remedies under this Agreement, if any Authority takes any enforcement action regarding the Manufacturing Site that relates to the Product or could reasonably be expected to adversely affect the ability of Corden to supply the Product hereunder.
9.3    Product Discontinuation; Other Termination.
(a)    Except for terminations under the other termination provisions of this Agreement (including Sections 9.2, 9.4 and 15.5), KindredBio will give Corden at least six (6) months’ advance notice if it intends to no longer order the Product for any reason.
(b)    Corden will give KindredBio at least twenty-four (24) months’ advance notice if it intends to terminate this Agreement for any reason.
9.4    Obligations on Termination. If this Agreement is terminated for any reason:
(a)    Upon receipt of notice of termination of this Agreement for any reason, Corden will provide assistance to KindredBio in a Technology Transfer. KindredBio will be responsible for all costs associated with the Technology Transfer, except in the event of a termination of this Agreement by KindredBio under any of Sections 9.2(a)-(d), in which event Corden shall be responsible for such costs. In all circumstances, Corden will use commercially reasonable efforts to meet the timeline requested by KindredBio.
(b)    KindredBio will take delivery of and pay for all unused Active Material (which payment shall be offset by that portion of any VAT tax which Corden has received, requested to receive, or otherwise eligible for a VAT tax refund) and undelivered Product that has been manufactured under a KindredBio purchase order and in compliance with the terms of this Agreement, at the price in effect at the time the purchase order was placed; and
(c)    KindredBio will use commercially reasonable efforts, at its own expense, to remove from each Manufacturing Site, within ninety (90) days, all unused Active Material, undelivered Product or other property owned by KindredBio related to this Agreement and located at a Manufacturing Site or that is otherwise under Corden’s care and control (“KindredBio Property”). If KindredBio fails to remove KindredBio Property within ninety (90) days following the completion, termination, or expiration of the Product Agreement, KindredBio will pay Corden any third-party storage charges invoiced to Corden regarding KindredBio Property. Corden will invoice KindredBio for the storage charges as similarly set forth in Section 2.1(g) of this Agreement.

21
- .

Exhibit 10.1

Any termination or expiration of this Agreement will not affect any outstanding obligations or payments due prior to the termination or expiration, nor will it prejudice any other remedies that the Parties may have under this Agreement. For greater certainty, expiration or termination of this Agreement for any reason will not affect the obligations and responsibilities of the Parties under Articles 11, 12, 13 14, and 15, and Sections 6.5, 6.6, 6.8, 8.3, 8.4, 9.4, and 10.3 all of which survive any termination.
ARTICLE 10
REPRESENTATIONS, WARRANTIES AND COVENANTS
10.1    Authority. Each Party covenants, represents, and warrants to the other Party as of the Effective Date that: (a) it has the full right and authority to enter into this Agreement and that it is not aware of any impediment that would inhibit its ability to perform its obligations hereunder and has taken all necessary action on its part to authorize the performance of the obligations; (b) the execution and delivery of this Agreement and the performance of the Party’s obligations hereunder (i) do not conflict with or violate any requirement of Applicable Laws and (ii) do not conflict with, or constitute a default or require any consent under, any contractual obligation of the Party; (c) it is duly organized, validly existing and in good standing under the laws of the state or country in which it is organized; and (d) this Agreement has been duly executed and delivered on behalf of the Party, and constitutes a legal, valid, binding obligation of the Party, enforceable against the Party in accordance with its terms.
10.2    KindredBio Warranties. KindredBio covenants, represents, and warrants that:
(a)    Non-Infringement.
(i)    the Specifications are its or its Affiliate’s property and KindredBio may lawfully disclose the Specifications to Corden;
(ii)    any KindredBio Intellectual Property provided by KindredBio for use by Corden in performing the Manufacturing Services according to the Specifications and the other terms of this Agreement (i) is owned or controlled by KindredBio or its Affiliate, (ii) may be lawfully used by Corden as directed by KindredBio, and (iii) when used by Corden according to the Specifications and the other terms of this Agreement does not infringe any Third Party Rights known to KindredBio; and
(iii)    as of the Effective Date, there are no actions or other legal proceedings to which KindredBio is a party or of which KindredBio is aware, concerning the infringement of Third Party Rights related to any of the Specifications, or the sale, use, or other disposition of the Product made in accordance with the Specifications; and
(b)    Quality and Compliance.
(i)    the Specifications conform to cGMPs and Applicable Laws.

22
- .

Exhibit 10.1

10.3    Corden Warranties. Corden covenants, represents, and warrants that:
(a)    (1) the Product delivered hereunder will: (i) conform to the applicable Specifications; (ii) be free and clear of any and all encumbrances, liens, or other third-party claims; (iii) have been manufactured, packaged, labelled and delivered in compliance with the QA Agreement, cGMPs and Applicable Laws and in accordance with Manufacturing Process; (iv) not be adulterated or misbranded within the meaning of the United States Food, Drug and Cosmetic Act, as amended, and any regulations promulgated thereunder or comparable provisions under the laws and regulations of any other applicable jurisdiction (collectively, the “Act”); and (v) not be articles that, under the provisions of the Act, may not be introduced into commerce; and (2) the Manufacturing Process and the Manufacturing Services will not infringe any Third Party Rights (collectively, the “Product Warranties”);
(b)    it will perform the Manufacturing Services in accordance with the QA Agreement, Specifications, cGMPs, and Applicable Laws;
(c)    KindredBio will be entitled to rely upon the Delivery Documentation, Batch documents and other information provided by Corden to base its decision for the release of the Product to the market.
(d)    the Product will at all times be free and clear of any and all encumbrances, liens, or other third party claims;
(e)    any Corden Intellectual Property used by Corden to perform the Manufacturing Services (i) is Corden’s or its Affiliate’s unencumbered property, (ii) may be lawfully used by Corden, and (iii) does not infringe and will not infringe any Third Party Rights.
(f)    Corden will not pledge or otherwise transfer, without KindredBio’s prior written consent or any work-in-process or finished goods inventory of Products, other than to KindredBio or KindredBio’s designee as expressly provided in this Agreement;
(g)    Corden will maintain reasonable security policies at the Facility to protect the integrity of the Products and all other KindredBio assets, tangible and intangible, at the Facility; and
(h)    during the Term, Corden will maintain a temperature-controlled, humidity-controlled manufacturing suite at the Facility for manufacture of the Product in accordance with the applicable Specifications, master batch records and procedures for the Product, and will maintain the Facility, all personal property, equipment, machinery, systems, intangibles, Intellectual Property and contract rights in use at the Facility during the Term in the ordinary course of business, and free of material defects, except for defects attributable to wear and tear consistent with the age and usage of these assets, and except for defects that do not and will not, in the aggregate, materially impair the ability to use the assets to manufacture, process, store, dispose or otherwise handle any API or Products.

23
- .

Exhibit 10.1

10.4    Debarred Persons. Corden covenants that it will not in the performance of its obligations under this Agreement use the services of any person debarred or suspended under 21 U.S.C. §335(a) or (b) or comparable provisions under the laws and regulations of any other applicable jurisdiction. Corden represents that it does not currently have, and covenants that it will not hire, as an officer or an employee any person who has been convicted of a felony under the laws of the United States or Canada for conduct relating to the regulation of any drug product under the Act. If Corden or any officer, employee or agent of Corden: (a) becomes debarred; or (b) receives notice of action or threat of action with respect to its debarment, during the term of this Agreement, Corden agrees to notify KindredBio immediately. If Corden or any of its officers, employees or agents becomes debarred as set forth in clause (a) above or receives notice of action or threat of action as set forth in clause (b) above, KindredBio will have the right to terminate this Agreement upon written notice to Corden.
10.5    Permits. KindredBio will be solely responsible for obtaining or maintaining, on a timely basis, any permits or other regulatory approvals for the Product or the Specifications, including, without limitation, all marketing and post-marketing approvals. Corden, at its expense, will maintain at all relevant times all governmental permits, licenses, approval, and authorities required to enable it to lawfully and properly perform the Manufacturing Services in accordance with this Agreement.
10.6    No Warranty. NEITHER PARTY MAKES ANY WARRANTY OR REPRESENTATION OF ANY KIND, EITHER EXPRESSED OR IMPLIED, BY FACT OR LAW, OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT. WITHOUT LIMITING THE FOREGOING, NEITHER PARTY MAKES ANY WARRANTY OR REPRESENTATION OF FITNESS FOR A PARTICULAR PURPOSE NOR ANY WARRANTY OR REPRESENTATION OF MERCHANTABILITY FOR THE PRODUCTS.
ARTICLE 11
REMEDIES AND INDEMNITIES
11.1    Consequential Damages. Except for liability for breach by either Party of its obligations of Confidentiality under Article 12, under no circumstances whatsoever will either Party be liable to the other in contract, tort, negligence, breach of statutory duty, or otherwise for (i) any (direct or indirect) loss of profits, of production, of anticipated savings, of business, or goodwill or (ii) for any other liability, damage, costs, or expense of any kind incurred by the other Party of an indirect or consequential nature, regardless of any notice of the possibility of these damages. This Section 11.1, however, will not be deemed to limit either Party’s indemnification obligations under this Article 11 with respect to Third Party claims.
11.2    Corden Indemnity.
(a)    Corden agrees to defend and indemnify KindredBio, its Affiliates and licensees, and their respective directors, officers, employees, and agents (“KindredBio Indemnitees”) against all losses, damages, costs, judgments, liability, fees and expenses (including reasonable attorneys’ fees) (collectively, “Losses”) incurred by any KindredBio Indemnitee due to any suit, claim, demand, judgment or action brought by any Third Parties (other than Affiliates) (each, a

24
- .

Exhibit 10.1

“Claim”), including, without limitation any Claim of personal injury or property damage, to the extent that the injury or damage is the result of (a) a failure by Corden or any of its Affiliates to perform the Manufacturing Services in accordance with the Specifications, cGMPs, and Applicable Laws, (b) Corden’s breach of any of its obligations, representations or warranties under this Agreement, or (c) the negligence or willful misconduct of any Corden Indemnitee except to the extent that the losses, damages, costs, claims, demands, judgments, and liability are due to the negligence or willful misconduct of any KindredBio Indemnitee.
(b)    If a Claim occurs, KindredBio will: (a) promptly notify Corden of the Claim; (b) use commercially reasonable efforts to mitigate the effects of the Claim; (c) reasonably cooperate with Corden in the defense of the claim; and (d) permit Corden to control the defense and settlement of the claim, all at Corden’s cost and expense. Notwithstanding the foregoing, Corden will not compromise or settle any Claim for which a KindredBio Indemnitee is requesting indemnification for any damages other than monetary damages without KindredBio’s prior written consent, which will not be unreasonably withheld.
11.3    KindredBio Indemnity.
(a)    KindredBio agrees to defend and indemnify Corden and its Affiliates and their respective directors, officers, employees, and agents (“Corden Indemnitees”) against all Losses, incurred by any Corden Indemnitee due to any Claim of infringement or alleged infringement of any Third Party Rights in the Product, or any Claim of personal injury or property damage, in each case, to the extent that the Losses are the result of a breach of this Agreement by KindredBio, including, without limitation, any representation or warranty contained herein, or the negligence or willful misconduct of any KindredBio Indemnitee, except to the extent that the Losses are due to the negligence or willful misconduct of any Corden Indemnitee.
(b)    If a Claim occurs, Corden will: (a) promptly notify KindredBio of the Claim; (b) use commercially reasonable efforts to mitigate the effects of the Claim; (c) reasonably cooperate with KindredBio in the defense of the Claim; and (d) permit KindredBio to control the defense and settlement of the Claim, all at KindredBio’s cost and expense. Notwithstanding the foregoing, KindredBio will not compromise or settle any Claim for which a Corden Indemnitee is requesting indemnification for any damages other than monetary damages without Corden’s prior written consent, which will not be unreasonably withheld.
ARTICLE 12
CONFIDENTIALITY
12.1    Confidential Information. “Confidential Information” means any information disclosed by the Disclosing Party to the Recipient (whether disclosed in oral, written, electronic or visual form) that is non-public, confidential or proprietary including, without limitation, information relating to the Disclosing Party’s patent and trademark applications, process designs, process models, drawings, plans, designs, data, databases and extracts therefrom, formulae, methods, know-how and other intellectual property, its clients or client confidential information, finances, marketing, products and processes and all price quotations, manufacturing or professional services proposals, information relating to composition, proprietary technology, and all other

25
- .

Exhibit 10.1

information relating to manufacturing capabilities and operations. In addition, all analyses, compilations, studies, reports or other documents prepared by any Party’s Representatives containing the Confidential Information will be considered Confidential Information. Samples or materials provided hereunder as well as any and all information derived from the approved analysis of the samples or materials will also constitute Confidential Information. For the purposes of this Article 12, a Party or its Representative receiving Confidential Information under this Agreement is a “Recipient,” and a Party or its Representative disclosing Confidential Information under this Agreement is the “Disclosing Party.”
12.2    Use of Confidential Information. The Recipient will use the Confidential Information solely for the purpose of meeting its obligations under this Agreement. The Recipient will keep the Confidential Information strictly confidential and will not disclose the Confidential Information in any manner whatsoever, in whole or in part, other than to those of its Representatives who (i) have a need to know the Confidential Information for the purpose of this Agreement; (ii) have been advised of the confidential nature of the Confidential Information and (iii) have obligations of confidentiality and non-use to the Recipient no less restrictive than those of this Agreement. Additionally, KindredBio will have the right to disclose Confidential Information to sublicensees or other strategic partners or in connection with financings or similar transactions provided that the parties to whom KindredBio discloses this information are bound by obligations of confidentiality and non-use no less restrictive than those of this Agreement. Recipient will protect the Confidential Information disclosed to it by using all reasonable precautions to prevent the unauthorized disclosure, dissemination or use of the Confidential Information, which precautions will in no event be less than those exercised by Recipient with respect to its own confidential or proprietary Confidential Information of a similar nature. The obligations of confidentiality and non-use set forth in this Article 12 will remain in effect for a period of seven years following the termination of this Agreement.
12.3    Exclusions. The obligations of confidentiality will not apply to the extent that the information:
(a)    is or becomes publicly known through no breach of this Agreement or fault of the Recipient or its Representatives;
(b)    is in the Recipient’s possession at the time of disclosure by the Disclosing Party other than as a result of the Recipient’s breach of any legal obligation;
(c)    is or becomes known to the Recipient on a non-confidential basis through disclosure by sources, other than the Disclosing Party, having the legal right to disclose the Confidential Information, provided that the other source is not known by the Recipient to be bound by any obligations (contractual, legal, fiduciary, or otherwise) of confidentiality to the Disclosing Party with respect to the Confidential Information;
(d)    is independently developed by the Recipient without use of or reference to the Disclosing Party’s Confidential Information as evidenced by Recipient’s written records; or

26
- .

Exhibit 10.1

(e)    is expressly authorized for release by the written authorization of the Disclosing Party.
Any combination of information which comprises part of the Confidential Information are not exempt from the obligations of confidentiality merely because individual parts of that Confidential Information were publicly known, in the Recipient’s possession, or received by the Recipient, unless the combination itself was publicly known, in the Recipient’s possession, or received by the Recipient.
12.4    Photographs and Recordings. Neither Party will take any photographs or videos of the other Party’s facilities, equipment or processes, nor use any other audio or visual recording equipment (such as camera phones) while at the other Party’s facilities, without that Party’s express written consent.
12.5    Permitted Disclosure. Notwithstanding any other provision of this Agreement, the Recipient may disclose Confidential Information of the Disclosing Party to the extent required, as advised by counsel, in response to a valid order of a court or other governmental body or as required by law, regulation or stock exchange rule. But the Recipient will advise the Disclosing Party in advance of the disclosure to the extent practicable and permissible by the order, law, regulation or stock exchange rule and any other applicable law, will reasonably cooperate with the Disclosing Party, if required, in seeking an appropriate protective order or other remedy, and will otherwise continue to abide by its obligations of confidentiality set out herein. If any public disclosure is required by law, the Parties will consult concerning the form of announcement prior to the public disclosure being made.
12.6    Return of Confidential Information. Upon the written request of the Disclosing Party, the Recipient will promptly return the Confidential Information to the Disclosing Party or, if the Disclosing Party directs, destroy all Confidential Information disclosed in or reduced to tangible form including any copies thereof and any summaries, compilations, analyses or other notes derived from the Confidential Information except for one copy which may be maintained by the Recipient for its records. The retained copy will remain subject to all confidentiality provisions contained in this Agreement.
12.7    Remedies. The Parties acknowledge that monetary damages may not be sufficient to remedy a breach by either Party of this Agreement and agree that the non-breaching Party will be entitled to seek specific performance, injunctive or other equitable relief to prevent breaches of this Agreement and to specifically enforce the provisions hereof in addition to any other remedies available at law or in equity. These remedies will not be the exclusive remedies for breach of this Agreement but will be in addition to any and all other remedies available at law or in equity.
ARTICLE 13
DISPUTE RESOLUTION
13.1    Dispute Resolution.

27
- .

Exhibit 10.1

(a)    The Parties will attempt to settle any claim or controversy arising out of this Agreement or the subject matter hereof through consultation and negotiation in good faith in a spirit of mutual cooperation. Such matters will be initially addressed by the project managers, who shall use reasonable efforts to attempt to resolve the dispute through good faith negotiations by telephone or in person as may be agreed. If they fail to resolve the dispute within thirty (30) days after either Party notifies the other of the dispute, then the matter will be escalated to the respective Chief Executive Officers of the Parties, or their designees. The respective Chief Executive Officers or their designees will use reasonable efforts to attempt to resolve the dispute through good faith negotiations by telephone or in person as may be agreed. If they fail to resolve the dispute within thirty (30) days after it is referred to them and do not mutually agree to extend the time for negotiation, then the dispute will be submitted to arbitration in accordance with the procedure set forth in Section 13.1(b).
(b)    Except with respect to actions by either Party seeking equitable or declaratory relief, any claim or controversy arising in whole or in part under or in connection with this Agreement or the subject matter hereof that is not resolved pursuant to Section 13.1(a) will be referred to and finally resolved by arbitration in accordance with the Rules of the International Chamber of Commerce (the “Rules”) as such Rules may be modified by this Agreement, by one arbitrator, who will be agreed upon by the Parties. If the Parties are unable to agree upon a single arbitrator within thirty (30) days following the date arbitration is demanded, three (3) arbitrators will be used, one selected by each Party within ten (10) days after the conclusion of the 30-day period and a third selected by the first two within ten (10) days thereafter. The arbitrator(s) will resolve any discovery disputes. Either Party may commence arbitration proceedings by notice to the other Party. Unless otherwise agreed by the Parties, all such arbitration proceedings will be held in New York, New York, provided that proceedings may be conducted by telephone conference call with the consent of the Parties and the arbitrator(s). The arbitrator(s) will apply the laws of California, without regard to conflict of law principles. The arbitrator(s) will only have the authority to award actual money damages (with interest on unpaid amounts from the date due) and, except with respect to claims for indemnification under Article 11 with respect to third party claims or a breach or non-performance of any provision of this Agreement relating to Confidential Information, the arbitrator(s) will not have the authority to award indirect, incidental, consequential, exemplary, special or punitive damages, and the Parties expressly waive any claimed right to such damages. The arbitrator(s) also shall be authorized to grant any temporary, preliminary or permanent equitable remedy or relief the arbitrators deem just and equitable and within the scope of this Agreement, including an injunction or order for specific performance. The award of the arbitrator(s) shall be the sole and exclusive remedy of the Parties. Judgment on the award rendered by the arbitrator(s) may be enforced in any court having competent jurisdiction thereof, subject only to revocation on grounds of fraud or clear bias on the part of the arbitrator(s). The arbitration will be of each Party's individual claims only, and no claim of any other Party will be subject to arbitration in such proceeding. The Parties will share the costs and expenses of the arbitration, but not the costs and expenses of the Parties, equally. If a Party fails to proceed with arbitration, unsuccessfully challenges the arbitration award, or fails to comply with the arbitration award, the other Party is entitled to costs, including reasonable attorneys' fees, for having to compel arbitration or defend or enforce the award. Except as otherwise required by law, the Parties and the arbitrator(s) will maintain as confidential all

28
- .

Exhibit 10.1

information or documents obtained during the arbitration process, including the resolution of the dispute. Judgment on the award granted in any arbitration hereunder may be entered in any court having jurisdiction over the award or any of the Parties or any of their respective assets. The Parties knowingly and voluntarily waive their rights to have their dispute tried and adjudicated by a judge and jury except as expressly provided herein.
(c)    Nothing in this Section 13.1 will prevent a Party from resorting to judicial proceedings if: (i) interim relief from a court is necessary to prevent serious and irreparable injury to such Party; or (ii) litigation is required to be filed prior to the running of the applicable statute of limitations. The use of any alternative dispute resolution procedure will not be construed under the doctrine of latches, waiver or estoppel to affect adversely the rights of either Party.
ARTICLE 14
INTELLECTUAL PROPERTY
14.1    Intellectual Property. All KindredBio Intellectual Property will be owned by KindredBio and all Corden Intellectual Property will be owned by Corden. Neither Party has, nor will it acquire, any interest in any of the other Party’s Intellectual Property unless otherwise expressly agreed to in writing or expressly set forth in this Agreement. Neither Party will use any Intellectual Property of the other Party, except as specifically authorized by the other Party or as required for the performance of its obligations under this Agreement.
14.2    Inventions.
(a)    During the Term, KindredBio hereby grants to Corden a non-exclusive, paid-up, royalty-free, non-transferable license under KindredBio’s Intellectual Property solely to the extent necessary for Corden to perform the Manufacturing Services in accordance with this Agreement, and not for any other purpose.
(b)    All Inventions generated or derived by Corden while performing the Manufacturing Services, to the extent relating specifically to the development, manufacture, use or sale of the Product that is the subject of the Manufacturing Services, and all KindredBio Intellectual Property, will be the exclusive property of KindredBio. Corden hereby assigns, and agrees to assign, all of its right, title and interest in and to all such Inventions and KindredBio Intellectual Property to KindredBio and agrees to take all further acts reasonably required to evidence and perfect such assignment to KindredBio, at KindredBio’s expense. Corden will notify KindredBio in writing, as promptly as practicable, of all Inventions and KindredBio Intellectual Property made, created, discovered, generated or derived by Corden in the course of performing the Manufacturing Services. Corden may retain one copy of records relating to KindredBio Intellectual Property to the extent required under Applicable Laws.
(c)    All Corden Intellectual Property will be the exclusive property of Corden. Corden hereby grants to KindredBio a perpetual, irrevocable, non-exclusive, paid-up, royalty-free, transferable license, with the right to sublicense through multiple tiers, to use the Corden

29
- .

Exhibit 10.1

Intellectual Property used by Corden to perform the Manufacturing Services to enable KindredBio to sell, develop, manufacture or have manufactured the Product.
(d)    Each Party will be solely responsible for the costs of filing, prosecution, and maintenance of patents and patent applications on its own Inventions.
(e)    KindredBio will have the right at any time to transfer the Manufacturing Process to itself or any Third Party. Corden shall provide reasonably necessary documents to complete such Technology Transfer, and KindredBio shall reimburse Corden for it reasonable costs and expenses incurred in completing such Technology Transfer. In the event and to the extent that any Corden Confidential Information or Corden Intellectual Property is incorporated into the Product or the Manufacturing Process and to the extent that any such Corden Confidential Information or Corden Intellectual Property is necessary to make or have made the Product in accordance with the Manufacturing Process then it shall automatically and without further action by either Party become subject to paragraph (c) of this Section 14.1 on a fully-paid up and royalty-free basis.
14.3    Trademark Rights. Corden acknowledges and recognizes the great value of the publicity and goodwill associated with the KindredBio trademarks as well as other trade names owned by KindredBio that KindredBio may use in connection with the Product from time to time (collectively, the “Marks”), and acknowledges that all this goodwill belongs exclusively to KindredBio. Corden will cooperate reasonably and in good faith with KindredBio for the purpose of securing and preserving KindredBio’s rights in and to the Marks. Except as otherwise expressly provided in this Agreement, nothing in this Agreement will be construed as an assignment or grant to Corden of any right, title or interest in or to the Marks. Corden will not register or attempt to register any of the Marks, alone or in combination with other elements, as a trademark, service mark, corporate name, trade name or other designation of origin. KindredBio’s failure to register or election not to register any of the Marks will not be deemed an abandonment or waiver of these rights.
ARTICLE 15
MISCELLANEOUS
15.1    Insurance. Each Party will maintain commercial general liability insurance, including blanket contractual liability insurance covering the obligations of that Party under this Agreement through the term of this Agreement and for a period of three (3) years thereafter. This insurance will have policy limits of not less than [* * *] in the aggregate per annum for product and completed operations liability. Such coverage can be in a comprehensive general liability policy that also covers product liability or through separate policies. The required limits can be satisfied by an excess policy if needed. All such insurance shall be effective as of the Effective Date of this Agreement. Each Party shall provide the respective other Party with a certificate of such insurance upon request.
15.2    Independent Contractors. The Parties are independent contractors and this Agreement and any the Product Agreement will not be construed to create between Corden and KindredBio any other relationship such as, by way of example only, that of employer-employee, principal

30
- .

Exhibit 10.1

agent, joint-venturer, co-partners, or any similar relationship, the existence of which is expressly denied by the Parties.
15.3    No Waiver. Either Party’s failure to require the other Party to comply with any provision of this Agreement will not be deemed a waiver of the provision or any other provision of this Agreement.
15.4    Assignment.
(a)    Corden may not assign this Agreement or any of its associated rights or obligations, or subcontract any of its rights or obligations, hereunder without the written consent of KindredBio.
(b)    KindredBio may assign this Agreement or any of its associated rights or obligations without approval from Corden. KindredBio will give Corden prior written notice of any assignment, any assignee will covenant in writing with Corden to be bound by the terms of this Agreement and KindredBio will remain liable hereunder.
(c)    Notwithstanding the foregoing provisions of this Section 15.4, either Party may assign this Agreement to any of its Affiliates or to a successor to or purchaser of all or substantially all of its business to which this Agreement relates, but as a condition to such assignment the assignee must execute and deliver a written agreement to the non-assigning Party whereby the assignee agrees to be bound hereunder.
15.5    Force Majeure. Neither Party will be liable for the failure to perform its obligations under this Agreement if the failure is caused by an event beyond that Party’s reasonable control, including, but not limited to, strikes or other labor disturbances, lockouts, riots, quarantines, communicable disease outbreaks, wars, acts of terrorism, fires, floods, storms, interruption of or delay in transportation, lack of or inability to obtain fuel, power or compliance with any order or regulation of any government entity acting within colour of right (a “Force Majeure Event”). A Party claiming a right to excused performance under this Section 15.5 will immediately notify the other Party in writing of the extent of its inability to perform, which notice will specify the event beyond its reasonable control that prevents the performance. Neither Party will be entitled to rely on a Force Majeure Event to relieve it from an obligation to pay money (including any interest for delayed payment) which would otherwise be due and payable under this Agreement. If the performance of any obligation under this Agreement is delayed due to a Force Majeure Event for a continuous period of more than sixty (60) days, the other Party may terminate this Agreement without penalty upon written notice to the other Party under such event. The Annual Minimum and Annual Minimum Volume will be suspended for the period of a Force Majeure Event but will be re-instated if the Force Majeure Event is cured. If this Agreement is terminated due to a Force Majeure Event lasting longer than sixty (60) days as set forth above, KindredBio may request Corden to reasonably assist in a Technology Transfer to a third-party supplier designated by KindredBio. If so requested, Corden will promptly initiate and complete the Technology Transfer at Corden’s cost.

31
- .

Exhibit 10.1

15.6    Notices. Unless otherwise agreed in the Product Agreement, any notice, approval, instruction or other written communication required or permitted hereunder will be sufficient if made or given to the other Party by personal delivery, by telecopy, facsimile communication, or confirmed receipt email or by sending the same by first class mail, postage prepaid to the respective addresses, telecopy or facsimile numbers or electronic mail addresses set forth below:
If to KindredBio:
1555 Bayshore Highway
Suite 200
Burlingame, California 94010, U.S.A.
Attention: Denise Bevers, Chief Operating Officer
Facsimile No.: 1-888-567-0837
E-mail address: denise.bevers@kindredbio.com

With a copy to:
Attention: KindredBio Legal Department
E-mail address: documents@kindredbio.com; donald.campodonico@kindredbio.com

If to Corden:
Corden Pharma S.p.A
Viale dell’Industria 3
20867 Caponago (MB), Italy
Attention: , Managing Director

Facsimile No.: +39 029545 2300
E-mail address:

With copy to
Attention : Fabio Stevanon, SupplyChain & Business Development Director
Facsimile: +39 0295452300
E-mail address: Fabio.stevanon@cordenpharma.com

or to any other addresses, telecopy or facsimile numbers or electronic mail addresses given to the other Party in accordance with the terms of this Section 15.6. Notices or written communications made or given by personal delivery, telecopy, facsimile, or electronic mail will be deemed to have been sufficiently made or given when sent (receipt acknowledged), or if mailed, five (5) days after being deposited in the United States, Canada, or European Union mail, postage prepaid or upon receipt, whichever is sooner, or one Business Day after being sent by overnight courier.
15.7    Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, that determination will not impair or affect the validity, legality, or enforceability of the remaining provisions, because each provision is separate, severable, and distinct.

32
- .

Exhibit 10.1

15.8    Entire Agreement. This Agreement, and all Exhibits hereto, together with the QA Agreement, constitutes the full, complete, final and integrated agreement between the Parties relating to the subject matter hereof and supersedes all previous written or oral negotiations, commitments, agreements, transactions, or understandings concerning the subject matter hereof. Any modification, amendment, or supplement to this Agreement must be in writing and signed by authorized representatives of the Parties.
15.9    Other Terms. No terms, provisions or conditions of any purchase order or other business form or written authorization used by KindredBio or Corden will have any effect on the rights, duties, or obligations of the Parties under or otherwise modify this Agreement, regardless of any failure of KindredBio or Corden to object to the terms, provisions, or conditions unless the document specifically refers to this Agreement and is signed by the Parties.
15.10    No Third Party Benefit or Right. For greater clarity, except as provided in Article 10, nothing in this Agreement will confer or be construed as conferring on any third party any benefit or the right to enforce any express or implied term of this Agreement.
15.11    Execution in Counterparts. This Agreement may be executed in counterparts, by original, electronic or facsimile signature (including a PDF copy by email), each of which will be deemed an original, but all of which together will constitute one and the same instrument.
15.12    Use of KindredBio Name. Corden will not make any use of KindredBio’s name, trademarks or logo or any variations thereof, alone or with any other word or words, without the prior written consent of KindredBio, which consent will not be unreasonably withheld. Despite this, KindredBio agrees that Corden may include KindredBio’s name and logo in customer lists or related marketing and promotional material for the purpose of identifying users of Corden’s Manufacturing Services.
15.13    Governing Law. This Agreement will be construed and enforced in accordance with the laws of California, without regard to conflict of law principles. The Parties hereby submit to the personal jurisdiction of the U.S. Federal Courts in California. The UN Convention on Contracts for the International Sale of Goods will not apply to this Agreement or the QA Agreement.
[Signature Page Follows]

33
- .

Exhibit 10.1

IN WITNESS WHEREOF, the duly authorized representatives of the Parties have executed this Agreement as of the date first written above.

Kindred Biosciences, Inc.

By: /s/ Denise Bevers
Name: Denise Bevers
ATTEST:	Title: Chief Operating Officer
/s/ Donald Campodonico
Name: Donald Campodonico
Title: Staff Attorney	Corden Pharma S.p.A

By: /s/ Brian McGlynn
Name: Brian McGlynn
ATTEST:	Title: Managing Director
/s/ Fabio Stevanon
Name: Fabio Stevanon
Title: Business Development & Supply Chain Director

34
- .

Exhibit 10.1

ATTACHMENT A
PRODUCT Pricing / Batch size options

Product	Price*	Batch size (L)	MOQ

Zimeta Sterile Injection,[* * *]	[* * *]€	[* * *]	[* * *]
Zimeta Sterile Injection, [* * *]	[* * *]€	[* * *]	[* * *]
Zimeta Sterile Injection, [* * *]	[* * *]€	[* * *]	[* * *]

[* * *]

35
- .